Exhibit 99.1

News Release

Investor Contact:	Don Washington
Director, Investor Relations and
Corporate Communications

Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reaches Agreement to Acquire Sealing Products Manufacturer
CHARLOTTE, N.C., January 31, 2011 — EnPro Industries, Inc. (NPO: NYSE) announced today that it has signed an agreement to acquire the business of Pipeline Seal and Insulator, Inc. and its affiliates (PSI), a privately-owned group of companies that manufacture products which ensure the safe flow of fluids through pipeline transmission and distribution systems, worldwide. The transaction, which is expected to close in the first quarter of 2011 and will be completed for cash, is subject to customary closing conditions. The parties have received anti-trust clearances required for closing.
PSI primarily serves the global oil and gas industry and water and wastewater infrastructure markets. The business manufactures flange sealing and flange isolation products; pipeline casing spacers/isolators; casing end seals; the original Link-Seal® modular sealing system for sealing pipeline penetrations into walls, floors, ceilings and bulkheads; hole forming products; manhole infiltration sealing systems; and safety-related signage for pipelines. It operates facilities in the United States, Germany and the United Kingdom, and will be included in EnPro’s Garlock family of companies. The transaction is being consummated by a number of domestic and international EnPro subsidiaries not involved in Garlock Sealing Technologies, LLC’s asbestos claims resolution process.
“PSI will be a significant addition to the Garlock family of companies and to their expertise in industrial sealing,” said Steve Macadam, president and chief executive officer of EnPro. “The acquisition will expand these companies’ manufacturing capability, increase their participation in global oil and gas markets and provide them with a larger and well-established presence in water and wastewater markets, where substantial demand is likely to be created by infrastructure improvements in coming years. At the same time, the acquisition will provide PSI with access to many new markets and improved opportunities for growth.
“PSI comes to us with a record of consistent organic growth and an established aftermarket presence,” Macadam continued. “We look forward to the benefits the acquisition will bring to our customers and shareholders.”
“Joining the EnPro family is a win for PSI,” said David Nordeen, president of PSI. “Access to the engineering, product development and experience in industrial sealing markets available through EnPro will significantly enhance PSI’s global capabilities.”

PSI employs about 200 people with primary manufacturing locations in Houston, Texas; St. Neots, United Kingdom; and Nehren and Furth, Germany. The company has additional locations in Dubai, and Kuala Lumpur, Malaysia.
Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the timely completion of the acquisition of PSI on the terms set forth in the acquisition agreement, the extent to which we are successful in integrating PSI’s businesses and realizing opportunities for growth and general economic conditions in the markets served by our businesses and PSI, some of which are cyclical and experience periodic downturns. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.